CELTIC INVESTMENT INC.
                            STOCK OPTION AGREEMENT

      This Agreement is entered into this 12th day of November, 1996, by and between Celtic Investment, Inc., a Delaware corporation ("Corporation") and Larry Meek ("Employee").

                                   RECITALS:

     WHEREAS, U.S. Commercial Funding Corp. ("USCF") and Employee whereby USCF has agreed to hire Employee and Employee has, agreed to be employed by USCF pursuant to the terms and conditions set forth in such agreement; and

      WHEREAS, USCF is a wholly-owned subsidiary of the Corporation; and

      WHEREAS, the Corporation has agreed to grant a stock option to Employee entitling Employee to purchase shares of the Corporation's common stock ("Shares"); and

      WHEREAS, the purpose of granting this option to Employee is to promote the success of the Corporation and USCF and to advance the interests of the Corporation and USCF by providing an additional means, through the grant of this stock option, to motivate, retain and reward Employee with an incentive for high levels of individual performance and improved financial performance of the Corporation and USCF;

     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

      1. Grant of Option. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to the Employee, the option ("Option") to purchase from the Corporation up to an aggregate of 150,000 Shares ("Option Shares"), from time to time, at a price of $3.00 per Share ("Exercise Price"). These Options shall vest in three equal installments each of which shall entitle the Employee to purchase 50,000 Option Shares. These Options shall vest as followes:

          Vesting Date                             Number of Shares

          July 17, 1996                                50,000
          July 17, 1997                                50,000
                                                       50,000

      2. ISO's and NSO'S. The Option, and each vested installment thereof, granted hereunder shall be deemed to be an Incentive Stock Option ("ISO") to the maximum amount allowed by the Internal Revenue Code ("IRC") and a Non-Statutory Stock Option ("NSO"') to the extent not deemed to be an ISO. Furthermore, the Company anticipates that a portion of each vested installment of the Option will be allocated between ISO's and NSO's. The Company shall take such additional action as may be reasonably necessary or advisable to obtain ISO designation to the full extent allowed by IRC regulations.

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      3. Exercise of Option. The Option shall become exercisable by the Employee beginning on the date of vesting and must be exercised,  if at all, within three
(3) years from the date of vesting.

      3.1. Manner of Exercise. This Option may be exercised in whole or in part by delivery to the Corporation, from time to time, of a written notice signed by the Employee, specifying the number of Option Shares that the Employee then desires to purchase, together with: (I) cash, certified check, or bank draft payable to the order of the Corporation or (ii) other form of payment acceptable to the Board of Directors, for an amount equal to the Exercise Price of such Shares. Employee may make payment of all or a portion of the Exercise Price in installments and in such event, the Employee shall deliver a promissory note, in form satisfactory to the Board of Directors, for the deferred portion of the exercise price secured by a pledge, also in form satisfactory to the Board of Directors, of the Shares purchased by such exercise of the Option. The Employee may pay all or a portion of the Exercise Price, and/or the tax withholding liability with respect to the exercise of the Option either by surrendering shares of stock already owned by Employee or by withholding Option Shares, provided that the Board determines that the fair market value of such surrendered stock or withheld Option Shares is equal to the corresponding portion of such Exercise Price and/or tax withholding liability, as the case may be, to be paid for therewith.

            3.2. Certificates. Promptly after any exercise in whole or in part of the Option by the Employee, the Corporation shall deliver to the Employee a certificate or certificates for the number of Option Shares with respect to which the Option was so exercised, registered in the Employee's name.

      4. Duration of Option. The Option, to the extent vested and not previously exercised, shall terminate upon the earliest of the following dates:

            4.1.  July 17, 2003 (the "Expiration Date");

            4.2. If the Employee's employment is terminated for cause, the Option shall terminate at the time of such termination for cause;

            4.3. If the Employee's employment is terminated other than for cause as a result of Employee's disability or death, the Option shall terminate (a) ninety days after the date of such termination of employment with respect to ISO shares and (b) one hundred eighty days after the date of such termination of employment with respect to NSO shares. In such event, only that portion of the Option which has vested may be exercised during such thirty day period.

            4.4. If the Employee's employment is terminated as a result of his death or disability (as defined in IRC ss. 22(e)(3), the Option shall terminate three months after the date of such termination of employment for death or disability. In such event, only that portion of the Option which has vested may be exercised during such three month period

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      5. Restriction on Transferability.  This Option is not transferable by the
Employee otherwise than by testamentary will or the laws of descent and distribution and, during the Employee's lifetime, may be exercised only by the Employee or the Employee's guardian or legal representative. Except as permitted by the preceding sentence, neither this Option nor any of the rights and privileges conferred thereby shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such option, right, or privilege shall be subject to execution, attachment, or similar process. Upon any attempt to transfer this Option, or any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option, right, or privilege, this option and any such rights and privileges shall immediately become null and void.

            5.1 Exercise in Event of Death or Disability. Whenever the word "Employee" is used in any provision of this Agreement under circumstances when the provision should logically be construed to apply to the Employee's guardian, executor, administrator, or the person to whom the Option may be transferred by testamentary will or by the laws of descent and distribution, the word "Employee" shall be deemed to include such person or persons.

            5.2 No Rights As Shareholder Prior To Exercise. The Employee shall not, by virtue hereof, be entitled to any rights of a shareholder in the Corporation, either at law or equity. The rights of the Employee are limited to those expressed in this Option and are not enforceable against the Corporation except to the extent set forth herein.

      6. Registration of Option Shares. The Option Shares have not been registered with the Securities and Exchange Commission. The Company shall use its best efforts to register the Options Shares on Form S-8 with the Securities and Exchange Commission as soon as practical or December 31,1998.

      7. Anti-Dilution Provisions. The number and kind of Shares purchasable upon the exercise of this Option and the exercise price shall be subject to adjustment from time to time as follows:

            7.l. In case the Corporation shall (i) pay a dividend or make a distribution on the outstanding Shares payable in Shares, (ii) subdivide the outstanding Shares into a greater number of Shares, (iii) combine the outstanding Shares into a lesser number of Shares, or (iv) issue by reclassification of the Shares any Shares of the Corporation, the Employee shall thereafter be entitled, upon exercise, to receive the number and kind of shares which, if this Option had been exercised immediately prior to the happening of such event, the Employee would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination, or reclassification.

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            7.2 In case the Corporation  shall consolidate or merge into or with another  corporation,  or in case the  Corporation  shall  sell or convey to any
other  person  or  persons  all  or  substantially   all  the  property  of  the
Corporation, the Employee shall thereafter be entitled, upon exercise, to receive the kind and amount of shares, other securities, cash, and property receivable upon such consolidation, merger, sale, or conveyance by a holder of the number of Shares which might have been purchased upon exercise of this Option immediately prior to such consolidation, merger, sale, or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation, in any contracts of sale and conveyance, or otherwise so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the rights of the Employee shall thereafter be made applicable.

            7.3 Whenever the number of Shares purchasable upon exercise of this Option is adjusted pursuant to this Section, the exercise price per Share shall be adjusted simultaneously by multiplying that exercise price per Share in effect immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares purchasable upon exercise of this Option immediately prior to such adjustment, and of which the denominator shall be the number of Shares so purchasable after such adjustment, so that the aggregate exercise price of this Option remains the same.

            7.4. The existence of the Option shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustments, recapitalization, reorganization, or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred shares with rights greater than or affecting the Shares, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding wether of a similar character or otherwise.

      8. No Waiver of Corporation's Right to Terminate Employment. Nothing in this Agreement shall affect in any manner whatsoever the right or power of USCF to terminate Employee's employment for any reason, with or without cause.

      9. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at its principal placement of business and to Employee at his residence.

      10. Corporation's Right to Repurchase Shares. In the event Employee's employment is terminated for cause, the Company may repurchase Employee any Option Shares purchased by Employee hereunder. The purchase price to be paid for such shares shall be the Exercise Price paid by the Employee for the Option Shares, plus an eight percent (8%) carrying cost. The Corporation's right to repurchase Option Shares pursuant to this Section 10, shall terminate ninety days from the date of such termination of employment for cause.

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      1l. Right of First Refusal to Repurchase  Shares.  In the event Employee's employment is terminated other than for cause and in the event Employee desires to sell all or a portion of the Option Shares within ninety days of such termination of employment, the Corporation shall have the first right of refusal to purchase such shares. In such event, the Employee shall give written notice to the Corporation of his intent to sell all or a portion of the Option Shares. After receiving such notice, the Corporation shall have twenty (20) days to purchase from Employee all of the Option Shares which Employee intends to sell. Any Option Shares purchased hereunder shall be paid at the price per share shall be the "bid" price of the Company's common stock on the date of Employee's notice of intent to sell, provided, however, that if Employee has received and accepted a bona fide offer for the purchase of the Option Shares, the price paid by the Corporation shall be the offered price rather than the "bid" price.

      12.   Miscellaneous

            12.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

            12.2. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

            12.3. Entire Agreement. This Agreement contains the understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

            12.4. Binding Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

            12.5. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday. In the event that the last day of any period falls on a Saturday, Sunday or legal holiday period , such period shall run until the end thereafter which is not a Saturday, Sunday, or legal holiday.

            12.6 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.






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            12.7  Arbitration.  If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

            12.8 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

            12.9 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

            12.10 Parties in Interest. Nothing herein shall be constructed to the benefit of any third party nor is it intended that any provision shall be for the benefit of any third party.

            12.11 Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above-written.


Celtic Investment, Inc.


________________________________                  _____________________________
By /s/ Douglas P. Morris                               /s/ Larry Meek
    Douglas P. Morris, President                           Larry Meek


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